SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.)

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                           TITANIUM METALS CORPORATION
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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                                   MEMORANDUM


TO: All TIMET Employees

FROM: Lanny Martin

DATE: November 15, 2002

RE: Reverse Stock Split


     As I'm sure many of you are aware, earlier this week we announced that TIMET's Board had approved a reverse split of our common stock. The proposal will be put to a vote of the TIMET stockholders in the near future. I wanted you to be aware of what this means to you and our Company and the reasons for this step. Let me try to address some of the questions that I expect you may have.

o    What is a "reverse stock split"?

     In a reverse stock split, each holder of a company's stock is given one share of "new" stock for a selected number of shares of "old" stock. This results in a proportionate decrease in the number of shares outstanding and, typically, a proportionate increase in the market price for those shares immediately after the split. TIMET's Board is requesting that TIMET stockholders give the Board the discretion to choose an exchange ratio of either 1-for-8, 1-for-9 or 1-for-10 shares of "old" stock for each share of "new" stock. Assuming approval by stockholders, the Board will then have the authority to choose to do a reverse split at any one of these three exchange ratios (or not at all).

     So, for example, assuming a 1-for-10 reverse stock split, a stockholder who owned 100 shares of TIMET stock at a market price of $1.00 would, immediately following the reverse split, own 10 shares which would be expected to have a market price in the vicinity of $10 per share (of course, the market price is determined by the market and not by the Board or anyone else and could be more or less than this amount).

     In the event that the number of shares you own is not evenly divisible by the number of shares of "old" stock in the exchange ratio (that is, either 8, 9 or 10 in our case), you would be entitled to receive a fractional portion of a share of "new" stock. However, rather than issue fractional shares, the Company will instead purchase your fractional share from you by paying you cash equal to the value of the fractional share you would have otherwise been entitled to receive based upon the stock's market price.

o    Does this somehow reflect that the Company is in financial trouble?

     Let me assure you that this move should not be viewed as a reflection of anything more than the Board's attempt to improve our stock's characteristics as an investment and, hopefully, as a consequence, increase the price of the stock in the market. While we continue to expect a difficult business environment for all titanium companies next year, including our own, TIMET's balance sheet is healthy, and we continue to feel that we are well positioned to weather this downturn.

o    Then why is the Board doing this?

     There are several reasons for taking this step. TIMET's stock, as you know, is listed on the New York Stock Exchange. The NYSE can remove a stock if it closes at a price less than $1.00 for 30 consecutive trading days. Over the past several weeks, TIMET stock has closed below $1.00 on a number of occasions, although nothing close to 30 consecutive trading days. A reverse split should have the effect of moving the stock price up, helping to minimize the chances that our stock would be removed from the NYSE.

     Another consideration is that many investment funds are not permitted to own shares whose price is below a certain minimum. Related to this is the fact that some stock research firms, who effectively serve to generate interest in a company's stock among investors, will not continue to follow a stock once it falls below a certain price. By effecting this reverse split, TIMET may make our stock available to those investment funds who might not otherwise have been able to hold the stock because of its price. Hopefully, one or more research firms will also be willing to follow and encourage investors to purchase our stock.

o As a stockholder, what happens to my ownership interest in the Company after a reverse stock split?

     Since all stockholders are equally affected by a reverse stock split, it does not have any effect on any holder's percentage ownership of the Company. For example, a stockholder owning 1% of the Company before the split will continue to own 1% of the Company immediately after the split (subject to the treatment of fractional shares noted above).

o What does this mean for me as a stockholder or a holder of restricted TIMET stock or TIMET stock options?

     For those of you who are currently TIMET stockholders, you will be receiving materials in the mail in the next few weeks telling you about the stockholder vote and, if the proposal is approved, how to exchange your current shares following the split.

     For those of you who own restricted TIMET stock, you too will be receiving these voting materials shortly. The effect of the reverse split on unvested restricted stock is the same as for all other common stock. The reverse stock split will proportionately decrease the number of "new" shares you will receive in the future as your restricted stock grants vest each year (but again recognizing that the stock would be expected to be trading at a higher price since each "new" share will represent more underlying value).

     For those of you holding stock options, the number of "new" shares you are entitled to receive under that option will be proportionately decreased and the exercise price proportionately increased by the same exchange ratio.

     No one needs to take any action at this point. Instructions will be included with the proxy materials for anyone who will need to take steps to exchange his or her shares of stock.

                                    * * * * *

     If you have other questions, please contact your local TIMET HR representative who will be able to provide you with additional information or get answers for you. Thank you for your continued dedication and support.

                             Additional Information

     In connection with the proposed reverse stock split, TIMET will file a proxy statement with the SEC. Investors and stockholders are advised to read the proxy statement when it becomes available, because it will contain important information. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by TIMET with the SEC at the SEC's web site at www.sec.gov. Free copies of the proxy statement, once available, and the Company's other filings with the SEC may also be obtained from TIMET by contacting TIMET Investor Relations, 1999 Broadway, Suite 4300, Denver, CO 80202, telephone: 303-296-5600.

     TIMET, its directors and certain executive officers may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the stockholders of TIMET in favor of the reverse stock split transaction.
Information about the directors and executive officers of TIMET and their ownership of TIMET common stock is set forth in the proxy statement, dated March 29, 2002, for TIMET's 2002 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Investors and stockholders of TIMET may obtain additional information regarding the interests of the "participants in the solicitation" by reading the proxy statement relating to the transaction when it becomes available.

     This document contains forward looking statements, including, without limitation, statements relating to TIMET's plans, strategies, objectives, expectations, goals and intentions, which are made in a manner consistent with the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TIMET to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include general economic, capital market and business conditions and risks arising from litigation or similar proceedings, as well as those additional factors discussed in the filings of TIMET with the SEC. TIMET undertakes no obligation, and expressly disclaims any obligation, to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.